Exhibit 99.(m)(3)

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN UNDER RULE 12B-1
Class C Shares

WHEREAS, Morgan Stanley Institutional Fund, Inc. (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series listed on Schedule A hereto, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio may be divided into multiple separate classes including Class C; and

WHEREAS, the Fund’s Board of Directors (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan adopted pursuant to Rule 12b-1 (the “Plan”) or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of this Plan will benefit each Portfolio of the Fund and its Class C shareholders; and

WHEREAS, the Fund and Morgan Stanley Distribution, Inc. (the “Distributor”) have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Class C shares of each Portfolio of the Fund;

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class C of each Portfolio of the Fund:

1.                                      The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries as compensation for the provision of services provided and expenses incurred relating to the offering of Class C shares, a fee up to 1.00% on an annualized basis of the average daily net assets of Class C shares of each Portfolio (as designated on Schedule A hereto), 0.25% of which shall be a “service fee” and 0.75% of which shall be a “distribution fee.”  Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2.                                      The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”).  If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3.                                      This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Directors and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4.                                      This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3 hereof.

5.                                      The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under the Plan.

6.                                      This Plan may be terminated at any time with respect to the Class C shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class C of the Portfolio.

7.                                      This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class C of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in Paragraph 3 hereof.

8.                                      While this Plan is in effect, the selection and nomination of those Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

9.                                      The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the FINRA Conduct Rules.

10.                               The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11.                               This Plan only relates to Class C shares of each Portfolio and the fees determined in accordance with Paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class C shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated:	November 17, 2015

MORGAN STANLEY INSTITUTIONAL FUND, INC.

Attest:	/s/ Mary E. Mullin	By:	/s/ John Gernon
	Mary E. Mullin		John Gernon
President and Principal Executive Officer

MORGAN STANLEY DISTRIBUTION, INC.

Attest:	/s/ Joseph C. Benedetti	By:	/s/ Henry Kaplan
	Joseph C. Benedetti		Henry Kaplan
President

SCHEDULE A

ADOPTING PORTFOLIOS

(updated as of December 13, 2016)

EQUITY PORTFOLIOS:

1.         Active International Allocation Portfolio

2.         Advantage Portfolio

3.         Asia Opportunity Portfolio

4.         Emerging Markets Breakout Nations Portfolio

5.         Emerging Markets Leaders Portfolio

6.         Emerging Markets Small Cap Portfolio

7.         Emerging Markets Portfolio

8.         Frontier Emerging Markets Portfolio

9.         Fundamental Multi-Cap Core Portfolio

10.  Global Advantage Portfolio

11.  Global Concentrated Portfolio

12.  Global Core Portfolio

13.  Global Discovery Portfolio

14.  Global Franchise Portfolio

15.  Global Infrastructure Portfolio

16.  Global Insight Portfolio

17.  Global Opportunity Portfolio

18.  Global Quality Portfolio

19.  Global Real Estate Portfolio

20.  Growth Portfolio

21.  Insight Portfolio

22.  International Advantage Portfolio

23.  International Equity Portfolio

24.  International Opportunity Portfolio

25.  International Real Estate Portfolio

26.  Small Company Growth Portfolio

27.  US Core Portfolio

28.  U.S. Real Estate Portfolio

FIXED INCOME PORTFOLIOS:

29.  Emerging Markets Fixed Income Opportunities Portfolio

ASSET ALLOCATION PORTFOLIOS:

30.  Multi-Asset Portfolio